004 Putnam Income Fund
10/31/16 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  28,624
Class B	  632
Class C	  4,582
Class M   2,713

72DD2 (000s omitted)

Class R   810
Class R5  162
Class R6  3,805
Class Y	  22,926


73A1

Class A   0.208
Class B	  0.157
Class C	  0.157
Class M   0.196

73A2

Class R   0.194
Class R5  0.232
Class R6  0.232
Class Y	  0.224

74U1 (000s omitted)

Class A	  120,356
Class B	  3,644
Class C	  26,400
Class M   13,222

74U2 (000s omitted)

Class R   3,696
Class R5  727
Class R6  10,948
Class Y	  94,441

74V1

Class A	  6.89
Class B	  6.82
Class C	  6.84
Class M   6.72

74V2

Class R   6.84
Class R5  6.97
Class R6  7.00
Class Y	  6.99



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.